Exhibit 99.1

OSS Reports Q1 2023 Results

ESCONDIDO, Calif. – May 11, 2023 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in AI Transportable solutions on the edge, reported results for the first quarter ended March 31, 2023. All quarterly comparisons are to the same year-ago period, unless otherwise noted. The company will hold a conference call at 5:00 p.m. Eastern time today to discuss the results (see dial-in information below).

Q1 2023 Financial Highlights

•	Revenue totaled $16.8 million.

•	Gross profit flat at $5.1 million.

•	Gross margin increased 10 basis points and sequentially by 290 basis points to 30.2%, attributable to a greater mix of AI transportable products.

•	Net loss on a GAAP basis was $401,000 or $(0.02) per share, as compared to net income of $579,000 or $0.03 per share.

•	Adjusted EBITDA, a non-GAAP term, totaled $529,000, as compared to $1.4 million (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).

•	Cash, cash equivalents and short-term investments totaled $12.7 million on March 31, 2023.

Q1 2023 Operational Highlights

•	Seven new major program wins, including three wins in AI Transportables. The company expects these seven wins to yield approximately $5 million in revenues this year.

•	Received a $3 million dollar order from a prime military contractor to upgrade a radar simulation system operated by the U.S. Department of Defense Missile Defense Agency.

•

Won a $1.3 million contract from the U.S. Army for the design, development and prototypes for a vehicle mounted 360-degree situational awareness system using OSS PCIe Gen 4 switched fabric technology and NVIDIA® Jetson AGX Orin™ system-on-modules.

•	Low margin media revenue decreased $3 million, replaced by AI Transportable revenue.

•	Announced pending changes to leadership and implemented internal organizational changes to better align the company with its AI Transportable strategy and growing military business.

Management Commentary

“In the first quarter, our consolidated revenue totaled $16.8 million, slightly above our guidance of $16.6 million,” commented OSS president and CEO, David Raun. “Excluding our legacy lower-margin media business, revenue increased 21.8% for the quarter compared to the same period last year.

“OSS classic revenue, excluding the lower-margin media business, increased 17.3% for the quarter compared to the same period a year ago. OSS Europe also had strong revenue growth, increasing 26.0%, which includes $1.2 million in OSS core product sales as we engage with more industrial and military AI Transportable European customers. In contrast, we sold approximately $180,000 of OSS core products in Europe in the first quarter of 2022.

“Our overall gross margin was 30.2% in first quarter, up from 27.3% last quarter and a slight increase from the same period a year ago, driven by increased sales of OSS core products in the U.S. and Europe, as well as a planned reduction of low-margin sales to our legacy media customer.

“In February we announced the execution of a $1.3 million contract directly with the U.S. Army for the design, development, and prototypes for a rugged 360-degree visualization compute system for land vehicles, including the Stryker, Bradley, and Abrams. We expect to start realizing revenue from this contract in Q2. This program represents a significant revenue opportunity, while also potentially opening other applications within the Army.

“We are also engaged with several Air Force opportunities, both directly and through top ten prime contractors. Early proof points include the $3.5 million U.S. Air Force program win we announced yesterday. We also recently learned that one of our prime contractor partners won a program that includes our flagship compact supercomputer, Rigel Edge Supercomputer™. We expect to announce more about this opportunity and ship product later this year. In both cases, these were new prime contractors for OSS that further diversified our customer base.

“In addition to other defense-related opportunities throughout the DOD in the U.S. and for Europe military applications, we have continued to advance in multiple industrial markets, including autonomous trucks and agriculture. Our pipeline of prospective major programs at the end of Q1 totaled 34, with 18 involving AI transportable applications in the U.S., Asia Pacific, and Europe.

“Looking ahead, we are anticipating growth across several industrial verticals, including autonomous trucks, cellular carrier trucks, and agricultural equipment. We also expect growth from multiple segments within the military as we establish additional application proof-points. The Army, Navy, Marine Corps, and Air Force are all deploying autonomous and AI capabilities, which is creating new opportunities and stronger tailwinds for OSS.

“As with many companies, we identify opportunities and maintain a pipeline database. In our case, we include wins, pending wins, opportunities, and targets, many of which we project will generate revenue. The current total identifiable value of these opportunities for 2024 through 2026 is approximately $850 million and growing.

“After we apply weighted and judged probabilities to these opportunities, the outcome supports solid growth projections for 2024 and beyond, with estimated growth rates in the range of 20% to 30%. These opportunities represent a combination of industrial and military applications, with the percentage of military applications growing each year.

“As communicated on our last call, 2023 is a transitional year for OSS on many fronts, ranging from reducing low margin business, increasing high margin AI Transportable business, bringing down inventory levels, delivering more military proof-points and the addition of new talent.

“We are projecting growth from our industrial portion of the business, including autonomous trucks, cellular carrier trucks, agricultural equipment, as well as multiple segments within the military. Our 2023 objective remains the same: to offset the reduction of our lower-margin media business with AI Transportable growth and move back into an overall growth mode in 2024.”

Outlook

For the second quarter of 2023, OSS expects revenue of approximately $17.5 million.

Q1 2023 Financial Summary

Consolidated revenue in Q1 declined $271,000 to $16.8 million. This includes an expected $3 million reduction in revenue from the company’s low margin media customer, which was mostly offset by 21.8% growth in sales to other customers.

The company defines OSS Classic as all shipments from U.S. operations delivered throughout the world. Similarly, OSS Europe is defined as all shipments originating from Europe operations. OSS Core Products are designed in the U.S. and sold through both operations and tend to yield higher margins.

OSS Classic revenue decreased 18.4% to $8.6 million for the quarter, representing 51% of total revenue. Excluding the lower-margin media customer revenue, OSS Classic revenue increased 17.2%. Revenue from OSS Europe increased 26% to $8.2 million, including an incremental $1 million of higher-margin OSS core products. OSS Europe represented 49% of total quarterly revenue.

Overall gross profit in the first quarter was $5.1 million. Gross margins increased 10 basis points and sequentially by 290 basis points to 30.2%, which was due to a greater mix of AI transportable products.

The gross margin for the company’s OSS Classic business increased 60 basis points to 36.3%, which was also attributable to the greater mix of AI transportable products. OSS Europe’s gross margin percentage improved 280 basis points to 23.8% as compared to 21.0%, due to more OSS core products sold in European markets.

Overall quarterly operating expenses increased 17.3% to $5.3 million, with operating expenses as a percentage of revenue increasing to 31.4% compared to 26.3%. The increase was primarily due to increases of $510,000 in general and administrative expenses, with $249,000 attributable to CEO transition costs. Marketing and selling expenses increased $315,000, with approximately $100,000 attributable to severance costs associated with the recent realignment of sales resources designed to support the company’s AI Transportable strategy. The increase in operating expenses was partially offset by a decrease of $49,000 in R&D expense.

Loss from operations was $196,000 compared to income from operations of $650,000 in the same period in 2022. This difference was predominantly attributable to higher operating expenses.

Net loss on a GAAP basis was $401,000 or $(0.02) per share, as compared to net income of $579,000 or $0.03 per share.

On a non-GAAP basis, the net income was $90,000 or $0.00 per share, down from non-GAAP net income of $978,000 or $0.05 per share.

Adjusted EBITDA, a non-GAAP metric, was $530,000 or 3.2% of quarterly revenue, a decrease from $1.4 million.

As of March 31, 2023, cash and cash equivalents totaled $3.5 million with short-term investments of $9.2 million for a combined total of $12.7 million. This represents a decrease of $547,000 compared to cash, cash equivalents and short-term investments as of December 31, 2022.

Conference Call

OSS management will hold a conference call to discuss its results for the first quarter ended March 31, 2023, later today, followed by a question-and-answer period.

Date: Thursday, May 11, 2023

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-886-7786

International dial-in number: 1-416-764-8658

Conference ID: 88940744

Webcast: here (live and replay)

The webcast will include a slide presentation viewable via the webcast link above.

Approximately two hours after the Q&A session, an archived version of the webcast will be available in the Investors section of the company’s website at onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and through May 25, 2023.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 88940744

Annual General Meeting

The company has set May 17, 2023 as the date of its Annual General Meeting of Shareholders to be held at 11:00 a.m. Pacific time (2:00 p.m. ET). Shareholders may attend the Annual Meeting virtually via the Internet at www.proxydocs.com/OSS, where you will be able to vote electronically and submit questions. Holders of record of the company’s stock as of March 24, 2023 will be entitled to vote.

About One Stop Systems

One Stop Systems, Inc. (Nasdaq: OSS) is a global leader in AI Transportable solutions for the demanding ‘edge.’ It designs and manufactures the highest performance compute and storage products that enable rugged AI and autonomous capabilities without compromise. These hardware and software platforms bring the latest data center performance to the harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As the fastest growing segment of the multi-billion-dollar edge computing market, AI Transportables require—and OSS delivers—the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on Twitter, YouTube, and LinkedIn.

Non-GAAP Financial Measures

The company believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the company. The company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expenses, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, the company believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between its core business operating results and those of other companies, as well as providing the company with an important tool for financial and operational decision making and for evaluating its own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in the company’s industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months Ended March 31,
	2023	2022
Net (loss) income	$(400,512)	$579,234
Depreciation and amortization	272,273	269,791
Stock-based compensation expense	474,209	382,828
Interest expense	32,705	58,715
Interest income	(110,266)	(51,005)
Provision for income taxes	261,502	165,308

Adjusted EBITDA	$529,911	$1,404,871

Adjusted EPS excludes the impact of certain items, and therefore, has not been calculated in accordance with GAAP. The company believes that exclusion of certain selected items assists in providing a more complete understanding of the company’s underlying results and trends and allows for comparability with its peer company index and industry. The company uses this measure along with the corresponding GAAP financial measures to manage its business and to evaluate its performance compared to prior periods and the marketplace. The company defines non-GAAP income (loss) as income or (loss) before amortization, stock-based compensation, expenses related to discontinued operations, impairment of long-lived assets and non-recurring acquisition costs. Adjusted EPS expresses adjusted income (loss) on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The company expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from its presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles non-GAAP net income and basic and diluted earnings per share:

	For the Three Months Ended March 31,
	2023	2022
Net (loss) income	$(400,512)	$579,234
Amortization of intangibles	15,808	15,809
Stock-based compensation expense	474,209	382,828

Non-GAAP net income	$89,505	$977,871

Non-GAAP net income per share:

Basic	$0.00	$0.05

Diluted	$0.00	$0.05

Weighted average common shares outstanding:

Basic	20,251,509	18,886,939

Diluted	20,380,383	19,764,069

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, to our management’s expectations for major program wins, revenue growth generated by new and existing products, future changes to our business objectives, and other future financial projections. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our latest Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

Investor Relations:

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7557

Email contact

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED BALANCE SHEETS

	Unaudited March 31, 2023	Audited December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$3,470,061	$3,112,196
Short-term investments	9,218,870	10,123,535
Accounts receivable, net	10,107,413	11,327,244
Inventories, net	23,642,494	20,775,366
Prepaid expenses and other current assets	1,444,681	502,156

Total current assets	47,883,519	45,840,497
Property and equipment, net	2,445,005	2,570,124
Operating lease right-of use assets	615,639	731,043
Deposits and other	60,243	60,243
Goodwill	7,120,510	7,120,510
Intangible assets, net	26,346	42,154

Total Assets	$58,151,262	$56,364,571

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,726,202	$4,592,713
Accrued expenses and other liabilities	3,861,398	3,013,869
Current portion of operating lease obligation	541,177	536,588
Current portion of notes payable	2,996,157	2,952,447

Total current liabilities	13,124,934	11,095,617
Long-term debt, net of current portion	207,452	409,294
Deferred tax liability, net	137,215	138,662
Operating lease obligation, net of current portion	257,714	397,249

Total liabilities	13,727,315	12,040,822

Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 20,359,119 and 20,084,528 shares issued and outstanding, respectively	2,035	2,008
Additional paid-in capital	45,661,455	45,513,807
Accumulated other comprehensive income	863,520	510,485
Accumulated deficit	(2,103,063)	(1,702,551)

Total stockholders’ equity	44,423,947	44,323,749

Total Liabilities and Stockholders’ Equity	$58,151,262	$56,364,571

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2023	2022
Revenue	$16,781,894	$17,052,677
Cost of revenue	11,711,132	11,912,022

Gross profit	5,070,762	5,140,655

Operating expenses:
General and administrative	2,285,101	1,774,689
Marketing and selling	1,786,681	1,471,720
Research and development	1,195,328	1,244,115

Total operating expenses	5,267,110	4,490,524

(Loss) income from operations	(196,348)	650,131

Other income (expense), net:
Interest income	110,266	51,005
Interest expense	(32,705)	(58,715)
Other (expense) income, net	(20,223)	102,121
Total other income, net	57,338	94,411

(Loss) income before income taxes	(139,010)	744,542
Provision for income taxes	261,502	165,308

Net (loss) income	$(400,512)	$579,234

Net (loss) income per share:
Basic	$(0.02)	$0.03

Diluted	$(0.02)	$0.03

Weighted average common shares outstanding:
Basic	20,251,509	18,886,939

Diluted	20,251,509	19,764,069